Exhibit 99.1

Hydrofarm Holdings Group Announces Third Quarter 2023 Results

Shoemakersville, PA — November 9, 2023 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its third quarter ended September 30, 2023.
Third Quarter 2023 Highlights vs. Prior Year Period:
•Net sales decreased to $54.2 million compared to $74.2 million.
•Gross Profit decreased to $3.3 million compared to $5.9 million. Gross Profit Margin decreased to 6.1% of net sales compared to 7.9%.
•Adjusted Gross Profit(1) increased to $12.5 million compared to $7.8 million. Adjusted Gross Profit Margin(1) increased to 23.0% of net sales compared to 10.5%.
•Net loss was $19.9 million compared to net loss of $23.5 million.
•Adjusted EBITDA(1) increased to $0.5 million compared to $(9.0) million.
•Inventory charges and accounts receivable reserves impacted results in the quarter(2).
•Cash from operating activities of $7.7 million and Free Cash Flow(1) of $6.9 million.
•Initiated a second phase of restructuring plan, which includes U.S. manufacturing facility consolidations, to improve efficiency and generate further cost savings.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
(2) In Q3 2023, $1.2 million of inventory charges negatively impacted Gross Profit, Adjusted Gross Profit, Net Loss, and Adjusted EBITDA; while SG&A, Adjusted SG&A, Net Loss, and Adjusted EBITDA were positively impacted by $0.7 million of benefits from recoveries of accounts receivable reserves and write-downs. In Q3 2022, $4.4 million of inventory reserves and related charges negatively impacted Gross Profit, Adjusted Gross Profit, Net Loss, and Adjusted EBITDA; and accounts receivable reserves of $1.1 million negatively impacted SG&A, Adjusted SG&A, Net Loss, and Adjusted EBITDA.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “We delivered positive adjusted EBITDA for the second quarter in a row, and we saw improvement in Adjusted Gross Profit Margin compared to 2022 as we successfully executed our cost reduction measures and focused on higher margin products. We grew our cash balance by nearly $6 million during the quarter as we remain focused on managing working capital. Given the ongoing industry softness, we are introducing the second phase of our restructuring strategy to enhance operational efficiency, reduce our manufacturing footprint in the U.S., and realize additional future cost savings. We are encouraged by the progress we have achieved so far this year and by recent US regulatory developments, and we are confident in the long-term fundamentals of our business going into 2024 and beyond.”

Third Quarter 2023 Financial Results
Net sales in the third quarter of 2023 decreased to $54.2 million compared to $74.2 million in the third quarter of 2022, due to a 22% decline in volume of products sold and a 5% decrease in price/mix of products sold. The decrease in volume was primarily related to an oversupply in the cannabis industry. The reduction in price/mix was mainly due to lower pricing in certain categories including lighting and grow media products, as well as a higher mix of lower-priced consumables relative to higher-priced durable products.
The Company initiated a second phase of its restructuring plan in the third quarter of 2023 primarily to right-size its durable equipment manufacturing facilities to better match the current levels of demand, while maintaining its high standard of customer service. For the third quarter 2023, the Company incurred estimated charges of $7.8 million for the second phase of its restructuring plan, consisting primarily of non-cash raw material inventory write-downs related to planned reductions in storage facility space. Hydrofarm expects this second phase of restructuring to result in cost savings of approximately $1.5 million annually.
Gross profit decreased to $3.3 million, or 6.1% of net sales, during the third quarter of 2023, compared to $5.9 million, or 7.9% of net sales, in the prior year period. The decrease was primarily due to $7.4 million of restructuring charges and $1.2 million of non-restructuring inventory charges incurred in the third quarter of 2023. Collectively, these charges more than offset favorable gross profit from a higher proportion of proprietary brand products sold, lower freight costs and improved productivity in the current year, while also lapping $4.4 million of inventory reserves and related charges recorded in the prior year period. Adjusted Gross Profit(1) increased to $12.5 million, or 23.0% of net sales, compared to $7.8 million, or 10.5% of net sales, in the prior year period. Adjusted Gross Profit(1) and Adjusted Gross Profit Margin(1) increased primarily due to a significant decrease in inventory reserves and related charges, a higher proportion of proprietary brand products sold, improved productivity, and lower freight costs. This margin improvement was aided by the first phase of the restructuring plan and the related cost saving initiatives.
Selling, general and administrative (“SG&A”) expense was $19.5 million, compared to $26.2 million in the prior year period and Adjusted SG&A(1) was $12.0 million, compared to $16.8 million in the prior year period. The decrease in SG&A and Adjusted SG&A(1) was primarily due to a reduction in headcount, accounts receivable reserves, and professional fees, which was aided by the Company's restructuring plan and related cost saving initiatives.
Net loss was $19.9 million, or $0.44 per diluted share, compared to a net loss of $23.5 million, or $0.52 per diluted share, in the prior year period. The improvement was primarily due to lower SG&A expenses.
Adjusted EBITDA(1) was $0.5 million, compared to $(9.0) million in the prior year period. The improvement related to higher Adjusted Gross Profit(1) and lower Adjusted SG&A(1).
Balance Sheet, Liquidity and Cash Flow
As of September 30, 2023, the Company had $32.5 million in cash and approximately $28 million of available borrowing capacity on its Revolving Credit Facility. The Company finished the third quarter with $122.8 million in principal balance on its Term Loan outstanding, $9.9 million in finance leases, and $0.1 million in other debt outstanding. During 2023, the Company has maintained a zero balance on its Revolving Credit Facility and is in compliance with debt covenants as of September 30, 2023.
The Company generated net cash from operating activities of $7.7 million and invested $0.8 million in capital expenditures, yielding Free Cash Flow(1) of $6.9 million during the three months ended September 30, 2023. As a result of the positive cash flow generated during the third quarter, the Company's cash level increased by $5.8 million from the prior quarter, to $32.5 million.

Full Year 2023 Outlook
The Company is reaffirming its full year 2023 outlook with the following assumptions and expectations:
•Net sales of approximately $230 million to $240 million, and expect results to be around the low end of the range.
•Adjusted EBITDA(1) that is modestly positive for the full year.
•Free Cash Flow(1) that is positive for the full year.
•Improved year-over-year Adjusted Gross Profit and Adjusted Gross Profit margin resulting primarily from (i) cost savings associated with restructuring and related productivity initiatives and (ii) an expectation of minimal additional non-restructuring inventory and accounts receivable reserves or related charges beyond the amounts already incurred in the nine months year-to-date.
•Reduction in inventory and net working capital helping to generate positive Free Cash Flow(1) for the full year.
The Company is updating the following assumption:
•Revising its expectation of capital expenditures downward to approximately $4.5 million to $5.5 million from approximately $7.0 million to $9.0 million previously.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
Conference Call
The Company will host a conference call to discuss financial results for the third quarter 2023 today at 4:30 p.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 1-877-451-6152. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the current stock prices are at depressed levels and any such financing would be dilutive. The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; We may be unable to meet the continued listing standards of Nasdaq; Our restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net sales	$54,168	$74,155	$179,397	$283,040
Cost of goods sold	50,859	68,291	150,234	253,231
Gross profit	3,309	5,864	29,163	29,809
Operating expenses:
Selling, general and administrative	19,543	26,186	67,442	92,407
Impairments	—	—	—	192,328
Loss from operations	(16,234)	(20,322)	(38,279)	(254,926)
Interest expense	(3,963)	(3,073)	(11,423)	(7,863)
Other income, net	402	615	22	971
Loss before tax	(19,795)	(22,780)	(49,680)	(261,818)
Income tax (expense) benefit	(89)	(759)	82	11,671
Net loss	$(19,884)	$(23,539)	$(49,598)	$(250,147)

Net loss per share:
Basic	$(0.44)	$(0.52)	$(1.09)	$(5.57)
Diluted	$(0.44)	$(0.52)	$(1.09)	$(5.57)
Weighted-average shares of common stock outstanding:
Basic	45,607,195	45,089,286	45,429,139	44,907,355
Diluted	45,607,195	45,089,286	45,429,139	44,907,355

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$32,457	$21,291
Accounts receivable, net	17,070	17,227
Inventories	80,101	111,398
Prepaid expenses and other current assets	4,272	5,032
Total current assets	133,900	154,948
Property, plant and equipment, net	48,119	51,135
Operating lease right-of-use assets	56,655	65,265
Intangible assets, net	281,990	300,366
Other assets	1,766	1,845
Total assets	$522,430	$573,559
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,028	$13,633
Accrued expenses and other current liabilities	8,023	13,208
Deferred revenue	3,564	3,654
Current portion of operating lease liabilities	8,505	9,099
Current portion of finance lease liabilities	974	704
Current portion of long-term debt	1,295	1,307
Total current liabilities	35,389	41,605
Long-term operating lease liabilities	49,843	56,299
Long-term finance lease liabilities	8,956	1,200
Long-term debt	117,169	117,461
Deferred tax liabilities	2,684	2,685
Other long-term liabilities	4,465	4,428
Total liabilities	218,506	223,678
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 45,688,695 and 45,197,249 shares issued and outstanding at September 30, 2023, and December 31, 2022, respectively)	5	5
Additional paid-in capital	786,829	783,042
Accumulated other comprehensive loss	(7,381)	(7,235)
Accumulated deficit	(475,529)	(425,931)
Total stockholders’ equity	303,924	349,881
Total liabilities and stockholders’ equity	$522,430	$573,559

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$3,309	$5,864	$29,163	$29,809
Depreciation, depletion and amortization	1,626	1,747	4,907	4,609
Restructuring expenses[1]	7,444	—	9,401	—
Acquisition and integration expenses[5]	—	125	—	4,492
Severance and other[7]	76	60	76	238
Adjusted Gross Profit (Non-GAAP)	$12,455	$7,796	$43,547	$39,148

As a percent of net sales:
Gross Profit Margin (GAAP)	6.1%	7.9%	16.3%	10.5%
Adjusted Gross Profit Margin (Non-GAAP)	23.0%	10.5%	24.3%	13.8%
Gross Profit (GAAP) and Adjusted Gross Profit (Non-GAAP) for the three and nine months ended September 30, 2023, were negatively impacted by $1.2 million of inventory charges. Gross Profit (GAAP) and Adjusted Gross Profit (Non-GAAP) for the three and nine months ended September 30, 2022, were negatively impacted by $4.4 million and $17.8 million, respectively, of inventory reserves and related charges.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$19,543	$26,186	$67,442	$92,407
Depreciation, depletion and amortization	6,282	6,692	19,258	28,606
Restructuring expenses[1]	159	—	401	—
Stock-based compensation[2]	1,031	1,678	4,057	6,834
Acquisition and integration expenses[5]	39	742	39	2,610
Distribution center exit costs and other[6]	—	37	—	1,412
Severance and other[7]	72	193	956	986
Adjusted SG&A (Non-GAAP)	$11,960	$16,844	$42,731	$51,959

As a percent of net sales:
SG&A (GAAP)	36.1%	35.3%	37.6%	32.6%
Adjusted SG&A (Non-GAAP)	22.1%	22.7%	23.8%	18.4%
SG&A (GAAP) and Adjusted SG&A (Non-GAAP) for the three and nine months ended September 30, 2023, were positively impacted by $0.7 million of benefits from recoveries of accounts receivable reserves and write-downs. SG&A (GAAP) and Adjusted SG&A (Non-GAAP) for the three and nine months ended September 30, 2022, were negatively impacted by $1.1 million of accounts receivable reserves.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(19,884)	$(23,539)	$(49,598)	$(250,147)
Interest expense	3,963	3,073	11,423	7,863
Income tax expense (benefit)	89	759	(82)	(11,671)
Depreciation, depletion and amortization	7,908	8,439	24,165	33,215
Restructuring expenses[1]	7,603	—	9,802	—
Stock-based compensation[2]	1,031	1,678	4,057	6,834
Other income, net[3]	(402)	(615)	(22)	(971)
Impairments[4]	—	—	—	192,328
Acquisition and integration expenses[5]	39	867	39	7,102
Distribution center exit costs and other[6]	—	37	—	1,412
Severance and other[7]	148	253	1,032	1,224
Adjusted EBITDA (Non-GAAP)	$495	$(9,048)	$816	$(12,811)

As a percent of net sales:
Net loss (GAAP)	(36.7)%	(31.7)%	(27.6)%	(88.4)%
Adjusted EBITDA (Non-GAAP)	0.9%	(12.2)%	0.5%	(4.5)%
Net Loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the three and nine months ended September 30, 2023, were negatively impacted by $1.2 million of inventory charges and positively impacted by $0.7 million of benefits from recoveries of accounts receivable reserves and write-downs. Net Loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the three and nine months ended September 30, 2022, were negatively impacted by $4.4 million and $17.8 million, respectively, of inventory reserves and related charges, and both periods were impacted by $1.1 million of accounts receivable reserves.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Reconciliation of Free Cash Flow[8]:
Net cash from operating activities (GAAP)[8]:	$7,668	$8,222	$8,629	$15,490
Capital expenditures of Property, Plant and Equipment (GAAP)	(750)	(2,591)	(4,056)	(7,113)
Free Cash Flow (Non-GAAP)[8]:	$6,918	$5,631	$4,573	$8,377
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three and nine months ended September 30, 2023, restructuring expenses related primarily to non-cash inventory markdowns associated with manufacturing facility consolidations, and the charges incurred to relocate and terminate certain facilities in Canada.
2.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
3.Other income, net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses. For the three and nine months ended September 30, 2023, Other income, net also included charges from Amendment No. 1 to the Term Loan.
4.For the nine months ended September 30, 2022, the Company recorded a goodwill impairment charge of $189.6 million due to market softness in demand in the U.S. and Canada and a $2.6 million impairment charge associated with a note receivable that originated in 2019 associated with a third party independent processor.
5.For the three and nine months ended September 30, 2023, acquisition and integration expenses primarily include charges incurred for certain potential acquisitions. For the three and nine months ended September 30, 2022, acquisition and integration expenses included charges related to acquisitions completed in 2021, including non-cash purchase accounting inventory adjustments, transaction services and legal fees, as well as the impact of changes in fair value of contingent consideration.

6.For the three and nine months ended September 30, 2022, this related to costs incurred to exit and relocate distribution centers in California and Pennsylvania including lease exit costs, transportation, and labor related costs.
7.For the three and nine months ended September 30, 2023, Severance and other charges primarily related to workforce reductions, and charges in conjunction with a sale-leaseback transaction during the first quarter of 2023. For the three and nine months ended September 30, 2022, the charges included severance costs related to workforce reductions.
8.Gross proceeds of $8.6 million received during the first quarter of 2023 from a sale-leaseback of real estate located in Eugene, Oregon, was classified as a financing activity and is not reflected in cash flows from operating activities or Free Cash Flow.
Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges which represent fundamental changes to our operations, and other non-cash, unusual and/or infrequent costs (i.e., impairments, severance, acquisition and integration expenses, distribution center exit costs, and other income/expense, net), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as adjusted EBITDA (as defined above) divided by net sales realized in the respective period.
We define Adjusted Gross Profit (non-GAAP) as gross profit (GAAP) excluding depreciation, depletion, and amortization, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, and acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales realized in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, acquisition and integration expenses, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales realized in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities.
We define Liquidity as total cash, cash equivalents and restricted cash, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities, less cash, cash equivalents and restricted cash.